EXHIBIT 16

                        COMPUTATION OF PERFORMANCE QUOTATIONS
                                  AS OF JUNE 30, 1996

                              FOR FAM EQUITY-INCOME FUND


          1.   Total Return Calculation

                   P(1 + T)N = ERV

               1,000(1 + T)1 = 1.02163

                     (1 + T) = 1.08962

                           T =  .08962

                           T = 8.96%


               Where:    P    =    A hypothetical initial payment of $1000

                         T    =    Average annual total return

                         n    =    Number of years

                         ERV  =    Ending redeemable value of a
                                   hypothetical $1,000 payment made
                                   at the beginning of the period;


          2.   Yield Calculation

                                      a - b
                         YIELD = 2 [(        + 1)6 - 1]
                         _______
                                        cd


                         Yield = 6.73%


               Where:    a    =    Dividends and interest earned during the
                                   period

                         b    =    Expenses accrued for the period (net of
                                   reimbursements)

                         c    =    The average daily number of shares
                                   outstanding during the period that were
                                   entitled to receive dividends

                         d    =    The maximum offering price per share on
                                   the last day of the period